Exhibit 2










                    STOCK PURCHASE AGREEMENT



                              AMONG


                        CRABAR/GBF, INC.,
                     a Delaware corporation,

                       the STOCKHOLDERS of
                        CRABAR, GBF, INC.

                               AND

                           ENNIS, INC.,
                       a Texas corporation







               -----------------------------------
                    Dated as of June 25, 2004

               -----------------------------------

                    STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of June 25, 2004 and made by and among Crabar/GBF, Inc., a Delaware corporation (the "Company"), the stockholders of the Company (the "Sellers"), and Ennis, Inc., a Texas corporation ("Purchaser"). All capitalized terms used herein but not defined where used shall have the meanings set forth in Article XII.

                           WITNESSETH:

     WHEREAS, the Sellers own all of the outstanding capital stock (the "Stock") of the Company; and

     WHEREAS, Purchaser desires to acquire the Stock of the Company from the Sellers, and the Sellers desire to sell the Stock of the Company to Purchaser, on the terms and conditions set forth below;

     NOW,  THEREFORE,  in consideration of the premises  and  the
covenants   contained  herein,  and  other  good   and   valuable
consideration,  the  receipt  and  sufficiency   of   which   are
acknowledged, the parties hereby agree as follows:

                            ARTICLE I
                        PURCHASE AND SALE

     1.01 Stock Purchase. Subject to the terms and conditions set forth below, Purchaser shall purchase from Sellers, and Sellers shall sell to Purchaser, at closing (the "Closing") all of the Stock.

     1.02 Purchase Price. The purchase price ("Purchase Price") of the Stock is $18,000,000 less Company Debt and less the Noncompetition Consideration; provided, however, the Purchase Price shall be increased by $2,000,000 in the event Purchaser terminates the Merger Agreement in accordance with a Fault Termination, and such amount shall be paid by the Purchaser to the Escrow Agent, for deposit into the Escrow Fund on behalf of Sellers, not later than five (5) business days following such Fault Termination by wire transfer of immediately available funds to such account(s) as directed by the Sellers; and provided further the Purchase Price shall be adjusted in accordance with
Section 2.02(b); and provided further the Purchase Price shall be adjusted in accordance with Section 5.07(g)(v). "Company Debt" means, with respect to the Company, the indebtedness for interest-bearing borrowed money and funded debt as set forth on Schedule 1.02, together with accrued interest through the Closing Date thereon, if any, based on the Company's good faith estimate made immediately prior to Closing.

                           ARTICLE II
                             CLOSING

     2.01 Place and Time. The Closing shall take place at the offices of Gardner Carton & Douglas LLP, 191 N. Wacker Drive, Suite 3700, Chicago, Illinois, at 10:00 am. local time on June 30, 2004, or such other date as mutually agreed by the parties in writing which shall be no later than the third (3rd) business day after the date that all of the closing conditions, except for conditions that, by their terms, are to be satisfied by deliveries made at Closing have been satisfied or waived (if waivable). The time and date on which the Closing is actually held is referred to herein as the ("Closing Date"), and the effective time of the Closing shall be 12:01 a.m. Central Time on the Closing Date (the "Effective Time").

     2.02 Payment; Debt Adjustment.

         (a) At Closing, Purchaser shall deliver the Purchase Price, less $250,000 (the "Holdback Amount"), in immediately available funds, in accordance with the names, accounts and amounts set forth on Annex II, and Sellers shall deliver to Purchaser certificates representing all of the Stock, duly endorsed or accompanied by stock transfer powers duly executed in like manner, or a duly executed and notarized affidavit of lost certificate, in form and substance acceptable to Purchaser. Sellers shall deliver to Purchaser certificates representing all of the outstanding capital stock or membership interests, as applicable, in the Company's Subsidiaries registered in the name of the Company.

         (b) Within ten (10) business days following the Closing Date, Purchaser shall determine the final Company Debt, and shall deliver to the Sellers a written statement setting forth, in reasonable detail, the actual calculation of the Company Debt as of the Closing Date (the "Final Company Debt"), together with any documents substantiating same as may be reasonably requested by the Sellers. In the event the Final Company Debt exceeds the Company Debt, Purchaser shall reduce the Purchase Price by the amount of such excess; provided, however, that in no event may such adjustment exceed the Holdback Amount (the "Debt Adjustment"). Any Holdback Amount remaining after such determination and adjustment shall be promptly delivered to the Sellers by wire transfer of immediately available funds to such account(s) as designated by Sellers, on a pro rata basis in proportion to their respective shares of Stock. The Purchase Price shall be reduced by the Debt Adjustment, if any.

                           ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY

     The Indemnifying Sellers represent and warrant, jointly and severally, and the Company represents and warrants, to Purchaser as follows:

     3.01 Organization. The Company and the Company Subsidiary are a corporation and limited liability company, respectively, duly organized, validly existing and in good standing under the laws of the State of Delaware, and have all requisite power and authority to carry on and conduct their business as it is now being conducted and to own or lease their properties and assets, and are duly qualified and in good standing in every state (if any) in which the conduct of their businesses or the ownership of their properties and assets requires them to be so qualified, except where the failure to qualify would not have a material adverse effect. Sellers (including trustees under all trusts) have the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms.

     3.02 No Conflict. Except as set forth on Schedule 3.02, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated will (a) result in the material breach, violation or contravention of, or constitute a material default under, or materially conflict with, or give rise to a right of termination of, or accelerate any obligation under any of the provisions of (i) any agreement, lease, note, bond, debenture or other evidence of indebtedness or any mortgage, deed of trust, indenture or other instrument to which Sellers, the Company or the Company Subsidiary are a party or by which any of them is bound or to which any of their assets is subject, (ii) any judgment, decree, order or award of any court, regulatory agency or other governmental body or arbitrator to which Sellers, the Company or the Company Subsidiary or any of their assets is subject or by which Sellers, the Company or the Company Subsidiary are bound or (iii) any statute, rule or regulation or other law applicable to Sellers, the Company or the Company Subsidiary, or (iv) result in the violation of the
Organizational Documents of the Company or the Company Subsidiary, (b) result in the creation of any pledge, lien, encumbrance or security interest upon any of its assets, or (c) require the authorization, approval, consent or order of, or filing with, or other action by any court, regulatory agency or other governmental body.

     3.03 Stock; Capitalization.

         (a) The authorized capital stock of the Company consists of one thousand (1,000) shares of Class A common stock,  and  two thousand (2,000) shares of Class  B  common stock, $1.00 par value per share, of which four (4) shares of Class A common stock, and three-hundred ninety-six (396) of Class B common stock, are issued and outstanding. The Stock constitutes all of the issued and outstanding shares of capital stock of the Company. All of the Stock is owned of record and beneficially by Sellers except with respect to Stock held by trusts which are held beneficially for the beneficiaries thereof. Sellers hold the exclusive right and power to vote the Stock. The Stock is owned by the Sellers, free and clear of any and all adverse claims. No legend or other reference to any adverse claims appears upon any certificate representing the Stock, except pursuant to applicable securities law. Upon delivery of the Stock under this Agreement, Purchaser will acquire good and valid title to the Stock, free and clear of any adverse claims. The Stock is validly issued, fully paid and nonassessable. The Stock was issued in compliance with all applicable federal and state securities laws and is not subject to preemptive rights. There are no outstanding options, warrants or convertible securities issued by the Company. The stock transfer records of the Company are correct and complete, and all certificates representing Stock that are not outstanding and owned by Sellers have been cancelled and placed in the stock transfer records.

         (b) The Company Subsidiary is the only Subsidiary of the Company. The Company Subsidiary has no Subsidiary. The Company owns one hundred percent (100%) of the limited liability company membership interests in the Company Subsidiary, free and clear of any and all adverse claims. There are no outstanding options, warrants or convertible securities issued by the Company Subsidiary or by the Company with respect to the Company Subsidiary.

     3.04 Financial Statements. The Company has delivered to Purchaser (a) audited consolidated balance sheets of the Company and for each Company Subsidiary as at December 31, 2003 (the "Balance Sheet") and 2002 and the related audited consolidated statements of income, shareholders' (deficit) equity and cash flows for the year ended December 31, 2003 and for the period from inception (May 28, 2002) to December 31, 2002, together with the report thereof of Battelle & Battelle LLP, independent certified public accountants, including the notes thereto, and (b) an unaudited consolidated balance sheet of the Company and each Company Subsidiary as at March 31, 2004 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, stockholders' (deficit) equity, and cash flow for the three (3) months then ended, including in each case the notes thereto (collectively, the "Financial Statements") all of which are attached hereto as Schedule 3.04. The Interim
Balance  Sheet  includes all liabilities that are listed  on  the
Liabilities Journal included as part of Schedule 3.04. To the Company's best knowledge, such Financial Statements fairly present the financial condition and the results of consolidated operations, stockholders' equity, and cash flow as at the respective dates of and for the periods referred to in such financial statements, all generally in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). To the Company's best knowledge, the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. To the Company's best knowledge, no financial statements of any person other than the Company Subsidiary are required by GAAP to be included in the consolidated financial statements of the Company.

     3.05 Off-Balance Sheet Arrangements. The Company does not have any "off-balance sheet arrangements." For purposes of the preceding sentence, "off-balance sheet arrangement" means with respect to the Company or the Company Subsidiary or affiliated entity ("Person"), any securitization transaction to which it is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which it, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation: (i) obligations that are not classified as a liability according to GAAP; (ii) contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or (iii) liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)). Schedule 3.05 identifies all outstanding guarantees, letters of credit, performance bonds, assurance bonds, surety agreements, indemnity agreements and any other legally binding forms of assurance or guaranty in connection with the business of the Company, whether or not issued by the Company.

     3.06  Undisclosed  Liabilities.   Except  as  set  forth  in
Schedule 3.06, to the Company's knowledge, neither the Company nor the Company Subsidiary has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) which have arisen or accrued since December 31, 2003 and which are the types of liabilities under GAAP that should be reflected on the Balance Sheet, except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet recorded in accordance with GAAP consistently applied for the period thereof, and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the Interim Balance Sheet, neither the Company nor the Company Subsidiary has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or the Company Subsidiary.

     3.07 Taxes.  Except as set forth on Schedule 3.07:

         (a) The Company and the Company Subsidiary has (i) properly completed and timely filed all Tax Returns required to be filed by it since inception (May 28, 2002) and all such Tax Returns are true and complete in all respects and (ii) duly paid in full all Taxes that were due and payable for all periods ending on or before the date hereof. The Company and the Company Subsidiary maintain and has maintained adequate accruals, as reflected in their respective Balance Sheets and Interim Balance Sheet, for all Taxes accrued but not yet due. Company has delivered to Purchaser copies of all such Tax Returns filed since inception (May 28, 2002).

         (b) There is no (i) material claim for Taxes that is a Lien against the property or assets of the Company or the Company Subsidiary or that is being asserted against the
     Company or the Company Subsidiary other than liens for Taxes not yet due and payable; (ii) audit, administrative proceeding or court proceeding with respect to any Taxes or Tax Returns of the Company or the Company Subsidiary that is being conducted or is pending and no Governmental Authority responsible for the imposition of any Tax has asserted against the Company or the Company Subsidiary any material deficiency or claim for Taxes; (iii) extension of the statute of limitations on the assessment of any Taxes granted by the Company or the Company Subsidiary and currently in effect; or (iv) agreement, contract or arrangement to which the Company or the Company Subsidiary are a party that would result in the payment of any amount that would not be deductible by reason of Code (sections) 162(m) or 280G as a result of the transactions contemplated by this Agreement.

         (c) No claim or notice has been submitted by a Governmental Authority in a jurisdiction where the Company or the Company Subsidiary have not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

         (d) Neither the Company nor the Company Subsidiary is a party to any Tax sharing, Tax indemnity or Tax allocation agreement nor does the Company or the Company Subsidiary have any liability or potential liability to another person under any such agreement, and has not incurred any liability for the Taxes of any person under Treasury Regulation (section) 1.1502-6 (or any similar Laws) as a transferee or successor, by contract or otherwise.

         (e) The Company and the Company Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

         (f) No power of attorney has been granted by the Company or the Company Subsidiary with respect to any matters relating to Taxes that is currently in effect.

         (g) Neither the Company nor the Company Subsidiary has filed any disclosures under Code (sections) 6662 or 6011 or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

         (h) The Company has been an S corporation, within the meaning of Code (section) 1361(a)(1) and all times since June 30, 2003, and the Company will be an S corporation up to and including the day before the Closing Date and up and including the Closing Date if an election is made under (section) 338(h)(10). There are no subsidiaries that are corporations.

         (i) Neither the Company nor the Company Subsidiary will be liable for any tax under Code (sections) 1374 or 1375 or any corresponding provisions of state, local or foreign law in connection with the deemed sale of assets as a result of an election under Code (section) 338(h)(10).

         (j) Neither the Company nor the Company Subsidiary has filed or made any material Tax election or has changed its overall method of accounting, or its method of accounting with respect to specific items of income and deduction including the determination of its cost of goods sold, for Tax purposes.

     3.08.      Absence  of  Changes.   Except  as  disclosed  on
Schedule 3.08, since December 31, 2003, none of the following has occurred:

         (a) To the Company's knowledge, any change in the financial condition, assets, liabilities, business or operations, other than changes in the ordinary course of business or changes affecting the economy or industry as a whole, which in the aggregate would have a material adverse effect on the Company or the Company Subsidiary;

         (b)    Any   material  damage,  destruction,  or   loss,
     whether or not covered by insurance, of the Company or the Company Subsidiary;

         (c) Any event or condition that could materially and adversely affect the Company or its business, operations, properties or prospects; or

         (d) Any receipt of written notice, that any supplier or customer has taken or contemplates taking any steps that could disrupt the Company's business relationship with the supplier or customer.

     3.09 Condition and Title to the Assets. To the Company's knowledge: (i) the tangible assets of the Company and the Company Subsidiary are in good condition and repair, ordinary wear and tear excepted, (ii) the present use and location of the tangible assets of the Company and the Company Subsidiary conforms, in all material respects, with all applicable laws, ordinances, and regulations of all federal, state, and local governmental agencies, and (iii) neither the Company nor the Company Subsidiary has received written notice of any breach or violation of any such laws, ordinances, or regulations. Except as set forth on Schedule 3.09 and except for the Permitted Encumbrances, at Closing, the Company and the Company Subsidiary will have good and marketable title to the tangible assets of the Company and the Company Subsidiary, free and clear of all Encumbrances. Notwithstanding anything contained in this Section 3.09 to the contrary, in no event shall Company or the Sellers be liable for a breach of the representations and warranties set forth in this
Section 3.09 unless and until the damages or losses related thereto exceed $125,000.

     3.10 Insurance. Schedule 3.10 lists all insurance policies held by the Company and the Company Subsidiary and now in force relating to the Company and the Company Subsidiary.

     3.11 Compliance with Laws.

         (a) To its knowledge: (i) the Company and the Company Subsidiary have complied and are in compliance with all laws, regulations, and orders applicable to the Company and the Company Subsidiary, and has obtained all permits, licenses, orders, and approvals of federal, state, and local governmental and regulatory bodies that are required for it to own, maintain, and operate its business; (ii) no threat of cancellation, modification, or non-renewal of any such permits, licenses, orders, or approvals is pending, nor does any basis exist for cancellation, modification, or non-renewal; (iii) except as otherwise set forth on
     Schedule 3.11(a), the Company and the Company Subsidiary are not currently in violation or default of any such permit, license, order, or approval and the present uses of the Company does not violate any law, regulation, or order; and (iv) except as disclosed in Schedule 3.11(a), neither the Company nor the Company Subsidiary has or needs governmental permits or licenses to transact their business as currently conducted and, except as listed on Schedule 3.11(a), none of the permits or licenses that the Company or the Company Subsidiary hold will be adversely affected in any way by reason of this Agreement or the consummation of the transactions contemplated here, including the transfer of stock in the Company to Purchaser. No Governmental Authority has issued or, to the Company's knowledge, threatened any notice or warning with respect to any failure or alleged failure of the Company or the Company Subsidiary to comply with any law, regulation or order.

         (b) Except as set forth in Schedule 3.11(b), to the Company's knowledge, no consent or approval of, prior filing with, notice to, or other action by, any governmental body or agency is required for the Company to execute and deliver this Agreement or any assignment, agreement, or other instrument to be executed and delivered pursuant to this Agreement by or to consummate the transactions provided for here.

     3.12 Litigation and Claims. No judgments, orders, writs, decrees, injunctions, or quasi judicial or administrative decisions are outstanding to which the Company, the Company Subsidiary or their properties are subject. Except as disclosed on Schedule 3.12, no litigation, claim, action, suit, investigation, or proceeding is pending or has been filed at any time since May 28, 2002, or, to the Company's knowledge, threatened against or relating to the Company, the Company Subsidiary or their material assets. Except as disclosed on
Schedule 3.12, to the Company's knowledge, neither the Company nor the Company Subsidiary has any "loss contingencies" (as defined in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5 ("FASB 5")), that FASB 5 would require to be disclosed or accrued in the Company's Financial Statements if they were prepared when this representation and warranty is made or deemed made.

     3.13 Contracts and Consents. Schedule 3.13 lists each written contract to which the Company and the Company Subsidiary is a party which, in the aggregate, has a value of $100,000 or more (the "Material Contracts"), copies of which have been made available to Purchaser. To the Company's knowledge, no party is in breach or default of any Material Contract, nor, to the Company's knowledge, does any basis for any claim of breach or default, whether upon the passage of time, giving notice, or otherwise with regard to the foregoing exist with respect to any party to any such Material Contract. Except as set forth on
Schedule 3.13, no Material Contract has been modified or amended, and neither the Company nor the Company Subsidiary have received any written notice of any proposed modification or amendment. Sellers shall have obtained all consents or approvals required pursuant to any Material Contracts.

     3.14 Intangible Assets. Schedule 3.14 lists all licenses, trademarks, service marks, trade names, service names, copyrights, patents, and related registrations and applications owned by, registered in the name of, or used in connection with the Company's or the Company Subsidiary's business, or for which application has been made, subject to the exceptions set forth on
Schedule 3.14, and except with respect to commercial, off-the-shelf software and except with respect to the Company's or Company Subsidiary's use, for archival purposes, of software originally licensed to the Company's or Company Subsidiary's predecessors which the Company or the Company Subsidiary uses to access sales records from prior periods. There are no pending or threatened infringement claims against the Company or the Company Subsidiary by any person with respect to any of the items listed on Schedule 3.14, nor has any such item been declared invalid or been limited by any court or agreement. The conduct of the Company and the Company Subsidiary as presently conducted does not, to the Company's knowledge, infringe on the intellectual property rights of any other person.

     3.15 Environmental Matters.  Except as disclosed in Schedule
3.15:

         (a) The Company and the Company Subsidiary have, to the Company's knowledge, obtained or filed all Governmental Authorizations that they are required to obtain, make or file under any applicable Environmental Laws to own or operate  any  of  the  properties  or  facilities  owned  or operated by the Company or the Company Subsidiary or to operate or conduct its business. All Governmental Authorizations required under Environmental Laws to own or operate any properties or facilities currently owned or operated by the Company and the Company Subsidiary and to operate and conduct the Company's and the Company Subsidiary's business are listed on Schedule 3.15(a); and, to Company's knowledge, all such Governmental Authorizations are in full force and effect. The Company and the Company Subsidiary have been and are in compliance with all terms, conditions and requirements of all such Governmental Authorizations. None of the Governmental Authorizations required under Environmental Laws would be violated by the transfer of the Shares contemplated by this Agreement, and no Governmental Authorizations or consents are required under any Environmental Law for the transfer of the Shares contemplated by this Agreement.

         (b) Neither the Company nor the Company Subsidiary are subject to any Environmental Liability, and, to the knowledge of the Company, none of the Company,

     Company Subsidiary or Purchaser will, after Closing, suffer or incur any Environmental Liability, based on any facts, circumstances, or conditions existing on or prior to the Closing Date.

         (c)   To  the  knowledge  of the  Company,  no  past  or
     present events, conditions, circumstances, activities, practices, incidents, actions, or plans could, with the passage of time or the provision of notice, (i) give rise to the imposition on the Company or the Company Subsidiary of any Environmental Liability, (ii) interfere with or prevent continued compliance by the Company or the Company Subsidiary with Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on related to the Company's or the Company Subsidiary's manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, runoff, release, or threatened release into the environment, of any Regulated Material.

         (d) None of the Company, the Company Subsidiary or any other person for whom the Company or the Company Subsidiary is responsible has treated, stored, recycled or disposed of any Regulated Material on any real property or facilities in violation of any Environmental Law or, to the knowledge of the Company, in a manner that could result in an Environmental Liability. There is no and, to the knowledge of Company has not been any, release or threat of release of any Regulated Material to the environment at, on or under any real property or facility in violation of any Environmental Laws or that could give rise to imposition of an Environmental Liability on the Company or the Company Subsidiary.

         (e) Company has provided to Purchaser a list of all sites at which the Company and the Company Subsidiary have arranged for the transportation, recycling, treatment, disposal, or other handling of any Regulated Material for the last three (3) years. To the knowledge of the Company, none of the Company, the Company Subsidiary or any predecessor has arranged for the treatment or disposal of any Regulated Material generated at the properties or assets related to the Company or the Company Subsidiary, or arranged for the transportation of any such Regulated Material for treatment or disposal, at any site or facility listed or proposed for listing on the National Priority List established pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or on any list established by another governmental body of sites potentially requiring environmental remedial action.

         (f) None of the Company, the Company Subsidiary or Sellers has received any written request for information, notice of claim, demand or other notification that the Company or the Company Subsidiary is or may be potentially responsible with respect to any Environmental Liability, environmental remedial action or any threatened or actual release of any Regulated Material. There has been no past, and there is no pending, or to the knowledge of the Company contemplated, claim by or against the Company, the Company Subsidiary or Sellers under any Environmental Law. None of the Company, the Company Subsidiary or Sellers has entered into any agreement with any person regarding any environmental remedial action or other Environmental Liability.

         (g) All storage tanks located on real property owned or operated by the Company and the Company Subsidiary, whether underground or aboveground, are disclosed on
     Schedule 3.15(g). All tanks and associated piping have been maintained, inspected and tested in compliance with applicable Environmental Laws, are in sound condition and, to the Company's knowledge, are not leaking and have not leaked. All storage tanks on such property which were previously removed from service have been properly closed in compliance with all applicable Environmental Law, and with respect to each such tank, testing and observations confirm that there were no releases requiring environmental response actions, or that any required environmental response actions have been completed.

         (g) Neither the Company nor the Company Subsidiary owns or operates any PCB equipment as defined in 40 C.F.R
     Part 761 ("PCB Equipment") at any of the real property owned or operated by the Company or the Company Subsidiary. To the knowledge of the Company, PCB Equipment which previously existed at any such property has been flushed of polychlorinated byphenyls, or has been removed and properly disposed of, in compliance with applicable Environmental Laws. Any remaining PCB Equipment owned or operated by the Company or the Company Subsidiary is and has been labeled, inspected, and managed in compliance with applicable
     Environmental Laws. There is no asbestos containing material as defined by 40 C.F.R. (section) 61.141 ("Regulated Asbestos Containing Material") at any of the real property owned or operated by the Company or the Company Subsidiary, and any Regulated Asbestos Containing Material has been identified, labeled and is being managed in compliance with all applicable Environmental Laws.

         (h) The Company, the Company Subsidiary and Sellers have made available to Purchaser true and complete copies and results of any assessments, audits, reports, studies, analyses, tests, or monitoring possessed or initiated by the Company, the Company Subsidiary or Sellers pertaining to the matters in this Section 3.15. To the knowledge of the Company, no other documents reflecting such assessments, audits, reports, studies, analyses, tests, or monitoring pertaining to the real property owner or operated by the Company, the Company Subsidiary or business exist.

     3.16 Major Suppliers and Customers. Schedule 3.16 lists the top ten (10) suppliers of goods or services and the top ten (10) customers, both determined on the basis of aggregate annual expenditures, during the year ended December 31, 2003 and the total amount paid or billed during the year ended December 31, 2003 (each, a "Material Supplier/Customer"). Except as set forth on Schedule 3.16, neither the Company nor the Company Subsidiary has a dispute with any Material Supplier/Customer and has received a written notice that any such Material Supplier/Customer has taken or contemplates taking any steps to terminate its relationship with the Company or the Company Subsidiary.


     3.17 Internal Accounting Control. The Company and the Company Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization,
(iv)
the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

     3.18  Labor  Relations.  Except to the extent set  forth  in
Schedule 3.18, neither the Company not the Company Subsidiary is subject to any collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of National Labor Relations Act (section) 8.

     3.19 Employees. Schedule 3.19 contains a complete and accurate list of the following information for each employee, officer or director of Company or any Company Subsidiary (each, an "Employee") with aggregate compensation in excess of $70,000 per year, including each employee on leave of absence or layoff status: employer; name; years of service; job title; current compensation paid or payable and any change in compensation since December 31, 2003. To the Company's knowledge, no Employee is subject to any non-competition or non-solicitation agreement that would be breached as a result of Purchaser consummating the transactions contemplated herein.

     3.20 Inventory. Except as set forth on Schedule 3.20, the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) reflected on the Interim Balance Sheet are not excessive in kind or amount, but are reasonable in
the  present  circumstances of the Business.   To  the  Company's
knowledge, all of the raw materials and work-in-process inventory of the Company and the Company Subsidiary can be expected to be utilized in the ordinary course of business within a reasonable period of time. To the Company's knowledge, and except as set forth on Schedule 3.20, none of the Company's or the Company
Subsidiary's  inventory  is  obsolete,  slow-moving,   has   been
consigned   to   others  or  is  on  consignment   from   others.
Notwithstanding  anything  contained  in  this  Section  to   the
contrary, in no event shall Company or the Company Subsidiary be liable for a breach of the representations and warranties set forth in this Section unless and until the damages or losses
related  thereto  exceed  the  Inventory  Basket.   All  of   the
Company's and Company Subsidiary's inventory is located at their respective premises.

     3.21 Receivables. Schedule 3.21 identifies each trade or other account receivable of the Company ("Receivable") outstanding as of March 31, 2004 on an aged basis by account debtor. All Receivables arose from bona fide sale transactions. To the Company's knowledge, no portion of any Receivable is subject to any counterclaim, defense or set-off, or is otherwise in dispute, other than returns in the Ordinary Course of
Business. To the Company's knowledge, except as adequately reserved on the Financial Statements or set forth on Schedule 3.21, all of the Receivables are collectible in the ordinary course of business and, unless collected prior to Closing, will be fully collected without setoff in accordance with the Ordinary Course of Business after using commercially reasonable efforts (excluding litigation and assignment to a collection agency). Notwithstanding anything contained in this Section to the contrary, in no event shall Company be liable for a breach of the representations and warranties set forth in this Section unless and until the damages or losses related thereto exceed the A/R Basket.

     3.22 Real Property. Schedule 3.22 discloses and summarizes all real properties currently owned, used or leased by the Company and the Company Subsidiary (collectively, the "Real Property") and identifies the record title holder of all Real Property. Schedule 3.22 separately identifies all real property previously owned, used or leased by the Company within the past five (5) years. The Company and the Company Subsidiary have good and marketable fee simple title to all Real Property shown as owned by it on Schedule 3.22, free and clear of all Encumbrances subject only to Permitted Encumbrances. The Company and the Company Subsidiary have the right to quiet enjoyment of all Real Property in which they hold a leasehold interest for the full term, including all renewal rights, of the leasehold interest. All such leasehold interests are valid and subsisting and, to the Company's knowledge, not subject to any default, notice of default or any event with which passage of time or notice, would result in a default. To the Company's knowledge, copies of all title insurance policies written in favor of the Company, and all deeds, opinions and abstracts relating to the Real Property have been delivered to Purchaser. To the Company's knowledge, all structures and other improvements on all Real Property owned by the Company and the Company Subsidiary are within the lot lines and do not encroach on the properties of any other person. To the Company's knowledge, the use and operation of all Real Property conform to all applicable building, zoning, safety and subdivision laws, and other legal requirements and all restrictive covenants and restrictions and conditions affecting title. To the Company's knowledge, no portion of any Real Property is located in a flood plain, flood hazard area or designated wetlands area. Neither the Company nor the Company Subsidiary have received any written notice of assessments for public improvements against any Real Property or any written notice or order by any governmental body, insurance company or board of fire underwriters or other body exercising similar functions that (i) relates to violations of building, safety or fire ordinances or regulations, (ii) claims any defect or deficiency with respect to any Real Property or (iii) requests the performance of any repairs, alterations or other work to or in any Real Property or in any streets bounding the Real Property. Each parcel of Real Property owned by the Company and the Company Subsidiary is considered a separate parcel of land for taxing and conveyancing purposes. To the Company's knowledge, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. All public utilities (including water, gas, electric, storm and sanitary sewage, and telephone utilities) required to operate the Real Property are available to such Real Property and enter the boundaries of such Real Property through adjoining public streets, easements or rights-of-way of record in favor of the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary have received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any facility of the Company or the Company Subsidiary. All Real Property used by the Company and the Company Subsidiary has access to a publicly-opened street. There exists no outstanding option, right of first refusal or other contractual right to purchase, sell, assign or dispose of any owned Real Property. To the Company's knowledge, the Company and the Company Subsidiary have all certificates of occupancy and governmental approvals necessary for current and continued use and operation of the Real Property.

     3.23  Subsidiaries and Investments.  Except as set forth  on
Schedule 3.23, neither the Company nor the Company Subsidiary owns, nor have they ever owned, any equity interest in any corporation, partnership, limited liability company, joint venture or other entity. Except as set forth on Schedule 3.23, none of the officers or directors of the Company or the Company Subsidiary and, to the knowledge of the Company, none of the employees of the Company or the Company

Subsidiary are presently a party to any transaction with the Company or the Company Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     3.24 Records. The books and records of the Company and the Company Subsidiary are, and have been, maintained in the
Company's and the Company Subsidiary's usual, regular and ordinary manner consistent with past practice, and, to the extent applicable, in accordance with applicable law. All minute books, stock transfer records, income tax filings and returns, correspondence, files and records pertaining to the business and operations of the Company and the Company Subsidiary have been made available to Purchaser and, at Closing, will be in the possession of the Company or delivered to Purchaser, as Purchaser may specify.

     3.25 Transactions With Related Parties. None of the Sellers, officers or directors of the Company or the Company Subsidiary (a "Related Party") is or has been for the past three years a party to any transaction, agreement or understanding with the Company or the Company Subsidiary, except for arrangements disclosed on Schedule 3.25. Schedule 3.25 separately identifies all services that any Related Party provides to the Company and the Company Subsidiary, all assets that any Related Party owns or leases that are used by the Company and the Company Subsidiary, and all outstanding liabilities of any Related Party that are related to the business of the Company and the Company Subsidiary. Schedule 3.25 separately discloses all cash dividends from the Company and the Company Subsidiary since December 31, 2003. No Related Party uses any assets of the Company or the Company Subsidiary except directly in connection with the business of the Company or the Company Subsidiary. To the Company's knowledge, no Related Party has any claim of any nature, including any inchoate claim, against the Company or the Company Subsidiary, and, to the Company's knowledge, neither the Company nor the Company Subsidiary has a claim of any nature, including any inchoate claim, against any Related Party. To the Company's knowledge, no Related Party directly or indirectly owns or is engaged in any business that competes directly or indirectly with the Company or the Company Subsidiary. Except as disclosed on Schedule 3.25 or as otherwise expressly provided by this Agreement, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from the Company or the Company Subsidiary with respect to facts, circumstances or events existing or occurring on or before Closing, and (ii) to the Company's knowledge, neither the Company nor the Company Subsidiary will at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party with respect to facts, circumstances or events existing or occurring on or before Closing. Since January 1, 2003, neither the Company nor the Company Subsidiary has (i) extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or the
Company Subsidiary, or (ii) materially modified any term of any such extension or maintenance of credit. Schedule 3.25 identifies any loan or extension of credit maintained by the Company or the Company Subsidiary to which the second sentence of (section) 13(k)(1) of the Securities Exchange Act of 1934, as amended, applies.

     3.26 Warranties. Schedule 3.26 discloses and describes the terms of all express product warranties under which the Company or the Company Subsidiary may have liability after Closing. The Company's product warranty reserve as of March 31, 2004 is identified on Schedule 3.26. Schedule 3.26 discloses the product warranty claims experience of the Company for the past five (5) years.

     3.27 Employee Benefits.

         (a) Company Plans. Schedule 3.27(a) discloses all written and unwritten benefit plans, whether or not funded and whether or not terminated, (i) maintained or sponsored by the Company, (ii) with respect to which the Company (or Sellers with respect to the Company) has or may have liability or is obligated to contribute, (iii) that otherwise covers any of the current or former employees of the Company or their beneficiaries, or (iv) as to which any current or former employees of the Company or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights (each, a "Company Plan").

         (b) Company Group Matters; Funding. Neither the Company, nor any corporation that may be aggregated with the Company under (section) 414(b), (c), (m) or (o) of the Code (the "Company Group"), has any obligation to contribute to, or any direct or indirect liability with respect to, any benefit plan subject to (section) 412 of the Code. The Company does not have any liability and, after Closing, the Company will not have any liability, with respect to any benefit plan of any other member of the Company Group, whether as a result of delinquent contributions, distress termination, fraudulent transfer, failure to pay premiums to the PBGC, withdrawal liability or otherwise. No accumulated funding deficiency (as defined in (section) 302 of ERISA and (section) 412 of the
     Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Company Plan or benefit plan of any member of the Company Group. No excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any Company Plan or benefit plan of any member of the Company Group.

         (c) Compliance. Each of the Company Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in material compliance with all applicable Laws and the underlying or applicable plan document, trust agreement, insurance policy or other writing. No Company Plan is or, to Sellers' knowledge, is proposed to be, under audit or investigation. No completed audit of any Company Plan has resulted in the imposition of any Tax, fine or penalty. There are no actions or proceedings (other than routine claims for benefits) pending, threatened or, to Sellers' knowledge, anticipated with respect to the Company Plans. No Company Plan covers any employees of any member of the Company Group in any foreign country or territory.

         (d) Qualified Plans. Schedule 3.27(d) separately discloses each Company Plan that purports to be a qualified plan under (section) 401(a) of the Code and exempt from United States federal income tax under (section) 501(a) of the Code (a "Qualified Plan"). A determination letter (or opinion or notification letter, if applicable) has been received from the IRS for each Qualified Plan stating that it is qualified under (section) 401(a) of the Code and exempt from federal income tax under (section) 501(a) of the Code. No member of the Company Group or fiduciary of any Qualified Plan has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

         (e)   No Defined Benefit Plans.  Except as set forth  on
     Schedule 3.27(e), no Company Plan is a defined benefit plan within the meaning of (section) 3(35) of ERISA (a "Defined Benefit Plan"). No Defined Benefit Plan sponsored or maintained by any member of the Company Group has been terminated or partially terminated during the past ten years, except as set forth on Schedule 3.27(e). Each Defined Benefit Plan identified as terminated on Schedule 3.27(e) has satisfied the requirement for standard termination of single-employer plans contained in (section) 4041(b) of ERISA. During the five-year period ending on Closing, no member of the Company Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor in any manner described in (section) 414(b), (c), (m) or (o) of the Code.

         (f) Multiemployer Plans. No Company Plan is a multiemployer plan within the meaning of (section) 3(37) or (section) 4001(a)(4) of ERISA (a "Multiemployer Plan"). No member of the Company Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan.

                           ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Sellers as follows:

     4.01 Organization and Authorization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing in every state in which the conduct of its businesses or the ownership of its properties and assets requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect. Purchaser has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

     4.02 Investment Intent. Purchaser is acquiring the Stock for its own account for investment purposes only and not with a view to distributing such Stock. Purchaser is acquiring the Stock hereunder in the ordinary course of its business.

     4.03 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated will (a) result in the breach, violation or contravention of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate any obligation under any of the provisions of (i) any agreement, lease, note, bond, debenture or other evidence of indebtedness or any mortgage, deed of trust, indenture or other instrument to which Purchaser is a party or by which any of them is bound or to which any of their assets is subject, (ii) any judgment, decree, order or award of any court, regulatory agency or other governmental body or arbitrator to which Purchaser or any of its assets is subject or by which Purchaser is bound or (iii) any statute, rule or regulation or other law applicable to Purchaser, or (iv) result in the violation of the Organizational Documents of the Purchaser, (b) result in the creation of any pledge, lien, encumbrance or security interest upon any of its assets, or (c) require the authorization, approval, consent or order of, or filing with, or other action by any court, regulatory agency or other governmental body.

     4.04 Affiliated Group. Purchaser is the common parent of an affiliated group of corporations (within the meaning of (section) 1504(a) of the Code) which files a consolidated federal income tax return and will include the Company in the consolidated federal income tax return which includes the day after the Closing Date.

                            ARTICLE V
                            COVENANTS

     5.01 Conduct of Business. Until the earlier of Closing or the termination of this Agreement, Sellers shall not cause the Company, without the prior written consent of Purchaser, to enter into any material contractual agreements, or amend any existing Material Contracts, or make any commitments regarding the business, other than in the Ordinary Course of Business. Sellers shall cause the Company to carry on its business diligently and substantially in the manner as heretofore conducted. By way of illustration and not in limitation of the foregoing:

         (a) The Company's tangible assets shall be maintained in their present state or repair, ordinary wear and tear excepted, and Sellers shall use their commercially reasonable efforts to cause the Company to preserve and keep intact its business organization, to keep available the services of its employees and preserve for Purchaser the goodwill of its business and its relationships with its customers, suppliers and others with whom it has business relations. Sellers shall cause the Company to conduct its business only in the Ordinary Course of Business.

         (b) Without the prior written consent of Purchaser, prior to Closing, Sellers shall not cause the Company to take any actions not permitted under the covenants made by Company pursuant to that certain Amended and Restated Loan and Security Agreement dated as of June 30, 2003 between LaSalle Business Credit, LLC and Company.

     5.02 Confidential Information. Sellers and Purchaser will hold in strict confidence and not disclose to third parties any data and information obtained from the other parties, except (i) to its sources of financing, lawyers and accountants, (ii) as may be required by law and (iii) except for certain creditors of Sellers who have executed confidentiality agreements satisfactory to Purchaser, (iv) such information that was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (v) such information that becomes generally available to the public other than by breach of this Section 5.02. Prior to any disclosure of information pursuant to the exception in clause (ii) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the name in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

     5.03 Brokerage Fees. Sellers shall indemnify Purchaser, its officers, directors and shareholders against any fee or commission payable to any broker, agent or finder retained by Sellers in connection with the sale of the Stock to Purchaser. Purchaser shall indemnify Sellers against any fee or commission payable to any broker, agent or finder retained by Purchaser in connection with the purchase of the Stock by Purchaser.

     5.04 Exclusivity. Sellers agree that until July 31, 2004 (unless this Agreement is earlier terminated pursuant to Article
VIII), neither they nor the Company nor its officers, directors, shareholders, agents or representatives shall enter into any agreement, understanding, negotiation or discussion with any third party relating to the sale or other disposition of the Stock, or of the assets of the Company, except in the Ordinary Course of Business.

     5.05 Access and Information.


         (a) Subsequent to the execution of this Agreement, Sellers shall cooperate fully with Purchaser, shall supply such information and data as Purchaser may request, including the books and records, and the tax returns and filings of the Company and shall, upon reasonable prior notice to Company, permit Purchaser's auditors, legal counsel and other authorized representatives access at the Company's offices during regular business hours to inspect and investigate the Company's tangible assets and the Company's records, business, operations and properties. Without limiting the foregoing, between the date of this Agreement and the Closing Date, the Company shall permit Purchaser's senior officers to meet with the officers of the Company responsible for the Financial Statements and the internal controls of the Company to discuss such matters as Purchaser may deem reasonably necessary or appropriate for Purchaser to satisfy its obligations under (sections) 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

         (b) In addition, the Purchaser shall have the right to have the real property and tangible personal property owned or operated by the Company inspected by the Purchaser and Purchaser's representatives and environmental consultants, at Purchaser's sole cost and expenses, for purposes of determining the environmental condition of such property and the compliance of the property and business with Environmental Laws. In the event that subsurface or other invasive testing is recommended by any representatives of Purchaser, Purchaser shall be permitted to perform such testing subject to the following terms and conditions:

               (1) Purchaser shall advise Sellers of the basis for any request to conduct subsurface or other invasive testing.

               (2) Purchaser  shall notify Sellers at  least  two
         (2) business days in advance of any required access to the property.

               (3) Purchaser shall consult with designated representatives of Sellers prior to undertaking any testing or sampling which involves boring, drilling, or similar intrusive penetration of the soil or structures on the property.

               (4) Purchaser agrees to split any samples that are taken of environmental media at the property, and the Purchaser agrees to identify the parameters and test methods which will be utilized in analyzing such sampling.

               (5) Purchaser  shall   assume  full responsibility
         for      proper       characterization,     manifesting,
         transportation, storage and disposal of any materials or wastes generated as a result of sampling by Purchaser.

               (6) Purchaser agrees, and will require its agents, consultants, employees and contractors to agree to comply with all applicable laws, regulations, rules and permits pertaining to the property, including, but not limited to, the Occupational Health and Safety Act and all applicable environmental laws, health and safety laws and regulations. Sellers shall be a third party beneficiary of such agreements by the Purchaser's agents, consultants, employees and contractors.

               (7) Upon completion of its investigations, Purchaser shall promptly restore the property to substantially the condition it was in prior to engaging in the investigations, including the repair or replacement of any and all damage to the property.

               (8) Purchaser  agrees  to   indemnify   and   hold
         harmless Company and Sellers from and against any and all claims, suits, actions, damages, costs, liabilities, obligations, fines or penalties (collectively "Claims") resulting from or arising out of injury or death of any person, damage or loss to any property, any non-compliance with paragraph (6) above, or any damage to the environment, resulting from or arising out of the performance of the investigations by the Purchaser or the Purchaser's consultants, contractors or agents, except to the extent that such Claims result from the negligence or willful misconduct of the Company or Sellers or their respective employees, agents or contractors. Sellers, the Company and Purchaser recognize and agree that the Purchaser has neither created nor contributed to the existence of any regulated substances or other environmental conditions on the property existing as of the date of this Agreement, and that (i) by virtue of the investigations conducted under this section, the Purchaser is not an owner or operator of the Property, or the generator, transporter, storer, treater, or disposer of any Regulated Material found or identified at the Property, and (ii) the Purchaser is not undertaking or arranging for the handling, removal, treatment, storage, transportation or disposal of Regulated Material found or identified at the Property, except in either case with respect to the specific materials generated as the result of the Purchaser's sampling and investigation work. The provisions of this paragraph shall survive termination of this Agreement.

               (9) All data, reports and information derived from any sampling and investigation work is subject to
         Section 5.02 of this Agreement.

    5.06 Expenses. Purchaser and Sellers agree that they will each bear and pay all costs and expenses incurred by them respecting the transactions contemplated herein and all investigations and proceedings in connection therewith, including, without limitation, fees and expenses of their respective counsel, accountants and advisors.

    5.07 Tax Matters. The following provisions shall govern the allocation of responsibility as among the Purchaser, the Company and the Sellers for certain Tax matters following the Closing
Date:

         (a) Pre-Closing Tax Periods. The Purchaser and Company shall prepare or cause to be prepared and shall timely file or cause to be filed all Tax Returns for the Company and each Company Subsidiary for all Pre-closing Tax Periods and Straddle Periods which are due (including with extensions) after the Closing Date with the income for the Pre-Closing Tax Period and the portion of any straddle period before the Effective Time determined by an actual closing of the Company's books. The Purchaser shall provide copies of such Tax Returns to the Seller Representative at least thirty (30) days prior to their due date for their review and approval, such approval not to be unreasonably withheld. If the Seller Representative does not notify Purchaser of any objections at least ten (10)
     days prior to the due date of such Tax Returns, Purchaser may file such returns. The parties shall act in good faith to resolve any objections raised by the Company Stockholders and if not resolved within five (5) days of the due date such objections raised by the Seller
     Representative shall be resolved by an independent accountant mutually agreeable to Purchaser and Seller Representative. If such objections are not resolved by the due date of the Tax Return, Purchaser may file such Tax Return. When such objections are resolved, the Purchaser shall file or cause to be filed an amended Tax Return as may be requested by Seller Representative reflecting the resolution of such objections. Except as otherwise required by applicable Law, such Tax Returns for each of Company and each Company Subsidiary shall be prepared in a manner consistent with Tax Returns prepared and filed by the Company prior to the Closing Date. The Purchaser and Company shall be solely responsible for, and shall promptly pay, all Taxes of the Company with respect to such periods except to the extent such Taxes are due to a breach of the representation and warranty in Section 3.07(h) or (i).

         (b) Tax Refunds. The Purchaser and Company acknowledge and agree that any and all refunds of any Taxes paid by the Sellers or the Company and any Company
     Subsidiary, respectively, in connection with all periods ending on or before the Closing Date shall be the property of the Sellers except to the extent such Taxes were paid by the Purchaser after the Closing Date and such refunds, including interest thereon paid by any taxing authority, net of any additional Taxes imposed on the Purchaser or Company for any period occurring after the Closing Date and which are attributable to the receipt of such refunds, shall be paid by the Purchaser and Company to the Sellers promptly after such refund is either received or credited against such liability of the Purchaser, Company or the Company Subsidiary for Taxes.

         (d) Amended Returns and Audit. Purchaser and Company acknowledge that no amended Tax Returns may be field with respect to any Pre-Closing Period of the Company or any Company Subsidiary if such amended Tax Return will increase taxes payable by the Company or any Company Subsidiary for any Pre-Closing Period or by the Sellers without the written consent of the Seller Representative. No examination or other proceeding concerning the tax returns filed by the Company or any Company Subsidiary for any Pre-Closing Period may be settled without the consent of the Seller

     Representative if such settlement will increase the taxes payable by the Sellers or their indemnification obligation under this Agreement.

         (e) Cooperation on Tax Matters. The Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser, Company and the Sellers agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any government authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereunder).

         (f) Payment of Shareholder Tax Distribution. On or before December 31, 2004, Purchaser and the Shareholder Representative shall compute the Deemed Tax Due with respect to the Sellers in accordance with the ownership of the Company for the period from January 1, 2004 through the Effective Date (the "Prior Ownership Period"). In the event that Purchaser and the Shareholder Representative are unable to agree on the amount of the Deemed Tax Due for the Prior Ownership Period, then the parties shall refer the determination of Deemed Tax Due to a mutually agreeable independent public accounting firm for resolution. On or before January 1, 2005, Purchaser shall cause Company to distribute to the Sellers that amount which shall be the lesser of: (i) the Deemed Tax Due for the Sellers for the Prior Ownership Period; and (ii) the amount which had been accrued on the Company's books and records as of the Effective Date as a reserve for taxes to be paid by the Sellers.

         (g) 338(h)(10) Election. Purchaser and Company hereby agree, and the Sellers hereby consent, that at the option of the Purchaser they shall elect to treat any or all of the transactions contemplated by this Agreement in accordance with the provisions of (section) 338 of the Code and including without limitation, (section) 338(h)(10) of the Code. In the event, Purchaser exercises its option to have an election under (section) 338(h)(10) of the Code, Purchaser, Company and the Sellers further agree as follows:

         (i) Purchaser, Company and Sellers shall jointly make a timely election pursuant to the provisions of (section) 338(h)(10) of the Code (the "Election") with respect to the purchase and sale of the Company hereunder. Purchaser and Sellers shall complete and execute Form 8023 at Closing. Purchaser, Sellers and Company agree to treat the Election consistently.

         (ii) Purchaser, Company and Sellers agree to cooperate, and to cause their respective Affiliates to cooperate, with the other in preparing, executing and filing any Tax forms and other documents required under (section) 338(h)(10) of the Code and other applicable laws and regulations so that the Election will be made in a proper and timely manner. Such cooperation shall include providing all information and records necessary in connection with such Tax forms.

         (iii) Purchaser shall provide an allocation of the Purchase Price among the assets of the Company to the Sellers and Sellers and Purchaser shall be bound by such allocation for purposes of determining and reporting Taxes.

         (iv) To the extent permitted by state and local laws, Purchaser may make an election under sections of State and local Tax Laws corresponding to (section) 338(h)(10) of the Code and the principles and procedures of Paragraphs (i), (ii) and (iii) above and (v) below shall also apply with respect to elections filed for such purposes and to forms and related documents to be filed pursuant thereto.

         (v) Seller shall increase the Purchase Price by such amounts as is necessary so that the Sellers shall receive the same amount net of Taxes as they would receive net of Taxes if no Election had been made (the "Election Adjustment"). Sellers shall provide the Election Adjustment calculation, based on the allocation of Purchase Price provided by Purchaser and the actual Tax rates applicable to Sellers, for review and comment by Purchaser and, to the extent Purchaser disputes such Election Adjustment calculation, any such dispute shall be resolved by an independent accounting firm mutually agreeable to Sellers and Company. Promptly, but no later than five (5) business days, following final determination of the Election Adjustment, Purchaser shall pay the final Election Adjustment by wire transfer of immediately available funds to such account(s) as directed by the Sellers. In the event the allocation of Purchase Price among the assets is changed by any Taxing Authority or otherwise such that it increases the Taxes of Sellers from the amounts originally calculated, Seller Representative shall recompute the Election amount and Purchaser will pay any additional amount to Sellers within 15 days of receipt of such calculation from Sellers.

     5.08 Update of Schedules. Company shall promptly disclose to Purchaser any information contained in its representations and warranties or the Disclosure Schedules that is incomplete or is no longer correct as of all times after the date of this Agreement until the Closing Date; provided, however, that none of such disclosures, to the extent Purchaser reasonably determines that such disclosure has or may have a material adverse effect on the Company, shall be deemed to modify, amend or supplement the representations and warranties of Company or the Disclosure Schedules for the purposes of Article III, unless Purchaser shall have consented thereto in writing; provided, further, that the sole remedy to Purchaser if it fails or refuses to consent to such an update shall be the right to terminate this Agreement by notice to Company within three (3) business days after receipt of the revised Disclosure Schedules.

     5.09  Repayment of Certain Company Debt.  In accordance with
Section 2.02(b), Purchaser shall repay the entire outstanding principal and accrued interest of the Company Debt.

     5.10 Regulation S-X Compliance. Between the date hereof and the Closing, the Purchaser may, at its own cost and expense, review the Financial Statements of Company and make all arrangements necessary to cause the Company's Financial Statements and books and records to be in compliance at or after the Effective Time with Securities and Exchange Commission Regulation S-X, and Company shall cooperate with Purchaser in making any such adjustments or modifications as Purchaser may reasonably request in that regard.

     5.11 Information For Proxy Statement. The Company will furnish the Purchaser with such information concerning the
Company   and   the  Company's  Subsidiaries  as  Purchaser   may
reasonably request in connection with the preparation of the proxy statement with respect to the merger contemplated by the Merger Agreement. None of the information relating to the Company and the Company Subsidiary supplied by the Company for inclusion in such proxy statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company agrees promptly to advise Purchaser if, at any time prior to the meeting of the stockholders of the Purchaser for the matters contained in such proxy statement, any information provided by it in such proxy statement is or becomes incorrect or incomplete in any material respect and to provide Purchaser with the information needed to correct such inaccuracy or omission.

                           ARTICLE VI
              CONDITIONS TO PURCHASER'S OBLIGATIONS

     6.01 Obligations of Purchaser. The obligations of Purchaser are subject to the satisfaction or waiver at Closing of each of the following conditions:

         (a)   Representations and Warranties  True  at  Closing.
     Sellers' representations and warranties contained in this Agreement shall be true in all material respects on and as of Closing with the same force and effect as though made on and as of such date, except those representations and warranties that speak of an earlier date, which shall be true and correct in all material respects as of such earlier date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Sellers shall have complied in all material respects with their respective covenants and agreements in this Agreement on or before Closing. Sellers shall have delivered to Purchaser a certificate dated as of Closing to all such effects.

         (b) Litigation. No suit, investigation, action or other proceeding shall be threatened or pending against Sellers before any court or governmental agency which (i) could result in the restraint or prohibition of Sellers, or the obtaining of damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated herein or
     (ii) an order materially restricting the Company from conducting its business as now being conducted.

         (c) No Material Adverse Changes. The Company shall not have suffered any material adverse change in its businesses, financial condition, working capital, assets, liabilities (absolute, accrued, contingent, or otherwise) or operations.

         (d) Documents Satisfactory. All instruments of transfer and other certificates and documents delivered by Sellers to Purchaser at Closing will be in form and substance reasonably satisfactory to Purchaser and its counsel.

         (e) Required Governmental Approvals. All governmental authorizations, consents, and approvals necessary to consummate the transactions contemplated herein, including environmental permits and licenses, shall have been obtained and shall be in full force and effect.

         (f) Other Necessary Consents. Sellers shall have obtained all other consents and approvals set forth on
     Schedule 6.01(f), including consents of lessors, which shall be in form and substance satisfactory to Purchaser, necessary to consummate the transactions contemplated herein.

         (g)    Release  of  Liens.   At  Closing,  the  tangible
     assets   of  the  Company  shall  not  be  subject  to   any
     Encumbrance except for Permitted Encumbrances.

         (h) Environmental Reports. Purchaser shall have received an environmental site assessment report with respect to the real properties and facilities owned or operated by the Company (including a phase II environmental site assessment report, to the extent deemed necessary by the Purchaser in its sole discretion), which report shall be acceptable in form and substance to Purchaser in its sole discretion, with a copy delivered to Sellers.

         (i)   Opinion  of  Sellers'  Counsel.   Purchaser  shall
     have received the opinion of Sellers' counsel, which shall be in form and substance satisfactory to Purchaser and its counsel.

         (k)   Resignations.   Sellers shall  have  delivered  to
     Purchaser   the   written  resignations  of  all   incumbent
     directors and officers of Company.

         (l) Noncompetition Agreement. Each of the Indemnifying Sellers shall have executed and delivered to Purchaser the Noncompetition Agreement substantially in the form of Exhibit 6.01(m) attached hereto (the "Noncompetition Agreement").

         (m) Mutual Release and Waiver. Sellers shall have executed and delivered to Purchaser a Mutual Release and Waiver in a form to be mutually agreed to between Sellers and Purchaser (the "Release").

         (n)   Escrow  Agreement.  Sellers  shall  have  executed
     and  delivered to Purchaser an Escrow Agreement in the  form
     of    Exhibit   6.01(n)   attached   hereto   (the   "Escrow
     Agreement").

                           ARTICLE VII
               CONDITIONS TO SELLERS' OBLIGATIONS

     7.01 Obligations of Sellers. The obligations of Sellers are subject to the satisfaction or waiver at Closing of each of the following conditions:

         (a) Representations and Warranties True at Closing. Purchaser's representations and warranties contained in this Agreement shall be true in all material respects on and as of Closing with the same force and effect as though made on and as of such date. Purchaser will have complied in all material respects with its covenants and agreements in this Agreement on or before Closing. Purchaser shall have delivered to Sellers a certificate dated as of Closing signed by an authorized officer to all such effects.

         (b) Litigation. No suit, investigation, action or other proceeding shall be overtly threatened or pending against Purchaser before any court or governmental agency which (i) could result in the restraint or prohibition of Purchaser, or the obtaining of damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated herein or
     (ii) an order restricting Purchaser from conducting the business of the Company as now being conducted.

         (c)   Opinion  of  Purchaser's Counsel.   Sellers  shall
     have received the opinion of Purchaser's counsel, which shall be in form and substance satisfactory to Sellers and their counsel.

         (d) Mutual Release and Waiver. Purchaser shall have executed and delivered to Sellers the Release.

         (e) Escrow Agreement. Purchaser shall have executed and delivered to Sellers the Escrow Agreement.


                          ARTICLE VIII
                  TERMINATION PRIOR TO CLOSING

     8.01  Termination  of  Agreement.   This  Agreement  may  be
terminated at any time prior to Closing:

         (a)  By the mutual written consent of the parties;

         (b) By Sellers in writing, without liability, if Purchaser (i) fails to perform in any material respect any act required at Closing, or (ii) materially breaches any of its representations, warranties or covenants in this Agreement which breach of a covenant is not cured within ten (10) days after Sellers shall have delivered written notice to Purchaser of its breach of such covenant(s);

         (c) By Purchaser in writing, without liability, if Sellers (i) fails to perform in any material respect any act required on or prior to Closing, or (ii) materially breaches any of their representations, warranties or covenants in this Agreement which breach of a covenant is not cured within ten (10) days after Purchaser shall have delivered written notice to Sellers of their breach of such covenant(s); or

         (d) By any party in writing, without liability, if any court or governmental or regulatory agency order, writ, injunction, or decree prohibits or restrains any party from consummating the transactions contemplated here.

         (e) By any party if the Closing has not occurred on or prior to July 31, 2004; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to any party whose breach of a representation, warranty or covenant of this Agreement or failure to perform any of its obligations under this Agreement results in the failure of the Closing to be consummated by such time.

     8.02 Termination of Obligations. Termination of this Agreement pursuant to this article will terminate all of the parties' obligations, except for the obligations under Sections 5.02, 5.04, 5.05 and 5.06 hereof. However, termination pursuant to Sections 8.01(b) or (c) hereof will not relieve a defaulting or breaching party from any liability to any other party. After this Agreement is terminated, each party will, upon written request from any other party, return all documents and copies previously delivered to it or made in connection with this Agreement.

                           ARTICLE IX
             INDEMNIFICATION; SURVIVAL; LIMITATIONS

     9.01 Indemnity Agreement. Certain of the Sellers have entered into an Indemnity Agreement ("Indemnity Agreement") dated June 25, 2004 with Purchaser and Redwing Acquisition Co., a Delaware limited liability company ("Merger Sub"). Purchaser's sole remedy for a breach of a representation or warranty made by the Company or the Sellers in this Agreement shall be recourse to the indemnity made in the Indemnity Agreement by the Holders (as that term is defined in the Indemnity Agreement). With the exception of the obligations of the Sellers under Article II of this Agreement, Purchaser's sole remedy for a breach of a covenant made by the Company or the Sellers in this Agreement shall be recourse to the indemnity made in the Indemnity Agreement by the Holders.

                            ARTICLE X
                    ENFORCEMENT; ARBITRATION

     10.01 Informal Mediation. In the event of any dispute arising out of or relating to this Agreement or any agreements contemplated hereby, including any question regarding any such agreement's existence, validity or termination (collectively referred to herein as a "Dispute"), then prior to filing any arbitration proceeding as provided in Section 10.02 of this Agreement, party intending to file such a proceeding shall be required to notify the other party or parties in writing of the existence and nature of the Dispute. The party intending to file such a proceeding and the other party or parties each agree that within twenty (20) business days of the other party or parties' receipt of such notice, the parties shall meet at the principal office of the Company, or other agreed place, for a minimum of two (2) consecutive eight (8) hour days in order to attempt to amicably resolve the dispute. If such informal dispute resolution efforts prove to be unsuccessful, the notifying party may initiate arbitration proceedings pursuant to Section 10.02 of this Agreement.

     10.02 Arbitration. In the event of a Dispute that cannot be resolved pursuant to the procedure in Section 10.02 above, then except as expressly provided in Section 10.02, any dispute or controversy arising between the parties to or in connection with this Agreement involving the interpretation, application and/or enforcement of any provision of this agreement, or arising out of this Agreement, shall be submitted to for arbitration at Dallas, Texas, to a panel of three arbitrators chosen from the list of arbitrators on Schedule 10.03 attached hereto, each of whom are members of national accounting firms, and each of whom is qualified and experienced in mergers and acquisitions and/or in the distributed forms printing industry and who shall be independent of the parties and reasonably experienced in conducting arbitration proceedings relating to similar matters ("Arbitrators"). Such arbitrators shall be selected by the agreement of the Company and Purchaser; in the event that the Company and Purchaser cannot agree on a panel of three Arbitrators, then the Company shall select one Arbitrator, Purchaser shall select one Arbitrator and the two Arbitrators selected by the parties shall select the third Arbitrator, with the selection of the Arbitrators by the parties to be made no later than twenty (20) days after the delivery of a demand by the other party for arbitration (the "Arbitration
Notice"). Any designated arbitrator shall not be an agent, employee, shareholder or affiliate of any parties to the arbitration, but as reasonably possible should be a person with knowledge and experience in the type of dispute existing between the parties.

          (a) The arbitrator or arbitrators shall be directed to identify the prevailing party in the arbitration, and the non-prevailing party shall be responsible for the costs and expenses incurred in conducting the arbitration proceeding provided for in this Section 10.02, including reasonable attorneys' fees and expenses. In the event that the allegations of damages for fraud is determined to be unfounded, the arbitration panel shall assess costs and expenses related to that unfounded allegation against the party making the same allegation even if that party is the prevailing party on other aspects of the arbitration.

          (b) The decision of the arbitrator or arbitrators shall be final and binding on the parties.

                           ARTICLE XI
                          MISCELLANEOUS

     11.01 Entire Agreement. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

     11.02 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of the other party, neither party may assign its rights, duties, or obligations hereunder or any part hereof to any other person or entity.

     11.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute the same instrument.

     11.04 Headings; Interpretation. The headings of the Articles, Sections and Disclosure Schedules of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person, and (iii) the term "including" shall mean "including, without limitation". This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and have been reviewed by the parties and their counsel and other advisors. Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of the language

     11.05 Knowledge. As used in this Agreement, "knowledge" and "to the knowledge of" means actual knowledge of a Party or its affiliates or employees.

     11.06 Stock Transfer Taxes. Any stock transfer tax or sales or other tax due or to become due as a result of the consummation of the transactions contemplated hereby shall be borne solely by, and paid to the appropriate taxing authorities by Purchaser.

     11.07     Sales Tax. Any sales or other tax due or to become
due   as  a  result  of  the  consummation  of  the  transactions contemplated hereby shall be borne solely by, and paid to the appropriate taxing authorities, by Purchaser.

     11.08 Notices. Any notice, request, instruction, or other document to be given must be in writing and delivered personally or sent by certified mail or by United States Express Mail, postage or fees prepaid, or by Federal Express as follows:

     If to Sellers to:   Crabar/GBF, Inc.
                         1129 Miamisburg-Centerville Road
                         Dayton, OH 45449-0125
                         Attention: Marshall Griffin

     with a copy to:     Gardner Carton & Douglas LLP
                         191 N. Wacker Drive
                         Suite 3700
                         Chicago, Illinois  60606-1698
                         Attention:  Kenneth Hartmann, Esq.

     If to Purchaser to: Ennis, Inc.
                         2441 Presidential Parkway (287 East)
                         Midlothian, Texas
                         Attention: President

     with a copy to:     Kirkpatrick & Lockhart LLP
                         2828 N. Harwood St., Suite 1800
                         Dallas, Texas  75201
                         Attn:  Norman R. Miller, Esq.

Any notice delivered personally in the manner provided here will be deemed given to the party to whom it is directed upon the party's (or its agent's) actual receipt. Any notice addressed and mailed in the manner provided here will be deemed given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth (4th) business day after the day it is placed in the mail or, if earlier, the time of actual receipt.

     11.09 Public Disclosure. Sellers shall not issue any press release or make other public statement or disclosure concerning the transaction contemplated hereby, without the consent of Purchaser as to the content and the manner of presentation and publication thereof.

     11.10 Governing Law. This Agreement shall be deemed to be made in, and shall be interpreted, construed and governed by and in accordance with the internal laws of, the Laws of the State of Delaware, without regard to principles of conflicts of law thereof. Each of the Company, Purchaser and Purchaser hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in Dallas, Texas for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

     11.11      Waiver of Compliance; Consents.  Any  failure  of
Company, Purchaser or Sellers to comply with any obligation, covenant, agreement or condition herein may be waived by the other party, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.11.

     11.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

     11.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

     11.14 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

     11.15 Disclosure Schedules. The Company, Purchaser and Sellers acknowledge that the Disclosure Schedules (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement and (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Purchaser.

                           ARTICLE XII
                          DEFINED TERMS

     12.01 For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section
12.01:

"A/R Basket" - an amount equal to five percent (5%) of the aggregate amount of the Receivables.

"Code" - the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal
Revenue Code or any successor law.

"Company Subsidiary" - Centrum/GBF LLC, a Delaware limited liability company, which is wholly-owned by Company.

"Damages"  -  shall  mean  any  loss,  liability,  claim,  damage
(including incidental and consequential damages), or diminution of value, whether or not involving a third-party claim and the Enforcement Costs associated therewith.

"Deemed  Tax Due" - means the product of: (i) the taxable  income of  the  Company in the Prior Ownership Period; and (ii)  the  42
percent (42%). In no event shall the Deemed Tax Due be an amount less than zero.

"Disclosure Schedule" - means the schedules delivered by Company to Purchaser as of the date of this Agreement that set forth the exceptions to the representations and warranties contained in
Article III and certain other information called for by this Agreement.

"Encumbrance" - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Enforcement  Costs"  -  shall  mean  all  reasonable  costs   of
investigation and defense and reasonable attorneys' fees and expenses.

"Environmental Laws" - mean any law relating to protection of the environmental, natural resources, or public or employee health and safety, or relating to the production, generation, use, storage, treatment processing, transportation disposal or release of Regulated Materials, including common law trespass, nuisance, property damages and similar common law theories.

"Environmental Liability" - means any claims, loss or other liability imposed upon or arising under any Environmental Laws, including those consisting of or relating to any: (i) duty imposed by, breach of or noncompliance with any Environmental Laws, (ii) environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of Regulated Materials); (iii) environmental remedial actions; (iv) bodily injury (including illness, disability and death), property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real or personal property); (v) any injury to, destruction of, or loss of natural resources, or costs of any natural resource damage assessments; (vi) Hazardous Activity conducted by any person; and (vii) the presence or release of any Regulated Material at or on any property.

"ERISA"  - means the Employee Retirement Income Security  Act  of
1974, as amended.

"Fault Termination" - means a termination of the Merger Agreement pursuant to any of the following:

     (i)   pursuant to Section 7.1(b)(ii);

     (ii)  pursuant to Section 7.1(b)(iii); or

     (iii) by Company pursuant to Section 7.1(d) as a result of a material breach by the Purchaser of a representation, warranty or covenant in the Agreement, which breach of a covenant is not cured within ten (10) days after Sellers shall have delivered written notice to Purchaser of its breach of such covenant(s).

      For purposes of the definition of Fault Termination, all defined terms used in this definition shall have the meanings set forth in the Merger Agreement, and all section references shall refer to such sections of the Merger Agreement.

"GAAP" - generally accepted United States accounting principles, consistently applied.

"Governmental Authority" - any:

         (a)    nation,  state,  county,  city,  town,   village,
     district, or other jurisdiction of any nature;

         (b)   federal,  state,  local,  municipal,  foreign,  or
     other   government;   governmental   or
     quasi-governmental  authority  of  any nature (including any
     governmental   agency,   branch,  department,  official,  or
     entity and  any  court  or other tribunal); or

         (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Governmental Authorization" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

"Hazardous   Activity"  -  means  the  distribution,  generation,
handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use of Regulated Materials in, on, under, about, or from any property or facility or any part of any property or facility into the environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses a risk of harm to persons or property on or off any property or facility, or that may adversely affect the value of any property, facility or the Company.

"Inventory Basket" - an amount equal to five percent (5%) of the inventory of the Company set forth on the Interim Balance Sheet.

"IRS" - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States
Department of the Treasury.

"Law"   -   any   federal,  state,  local,  municipal,   foreign,
international,  multinational,  or  other  administrative  order,
constitution,   law,   ordinance,  principle   of   common   law,
regulation, statute, or treaty.

"Merger Agreement" - that certain Agreement and Plan of Merger dated as of June 25, 2004 by and among Centrum Acquisition, Inc., Purchaser and [Merger Sub].

"Noncompetition Consideration" - means the sum of $100,000, to be paid in accordance with, and as consideration for, the agreement of certain of the Sellers to enter into the Noncompetition
Agreement.

"Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

"Organizational Documents" - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the certificate of formation and the operating agreement of a limited liability company; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

"PBGC" - means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Permitted Encumbrance" - means (i) liens for current real or personal property taxes and installments for special assessments and other governmental charges which are not yet due and payable or which may thereafter be paid without penalty, (ii) liens and rights of third parties disclosed in Schedule 12.01(b) including pursuant to existing leases, licenses and possession or occupancy agreements, (iii) worker's compensation, carrier's and materialmen's liens, (iv) liens that are immaterial in character, amount and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect, (v) easements, rights of way, encroachments, restrictions or similar conditions affecting or burdening the owned Real Property which individually or in the aggregate do not detract materially from the use or value of the owned Real Property, (vi) any conditions that would be showed by a current, accurate survey or physical inspection of the owned Real Property, (vii) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions, (viii) acts done, or suffered to be done by, and judgments against, Purchaser and those claiming by, through or under Purchaser, (ix) any and all orders, decrees, awards or judgments related to any eminent domain or condemnation proceedings, and (x) consigned tooling, equipment inventory and production fixtures.

"Pre-Closing Tax Period" - means any Tax period ending before the Closing Date or on or before the Closing Date if an election is made under (section) 338(h)(10) of the Code; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending at 12:00 a.m. on the Closing Date.

"Proceeding" - shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

"Regulated Material" - means any (i) hazardous substance as defined by any Environmental Laws, (ii) any petroleum or petroleum product, oil or waste oil; (iii) any asbestos or polychlorinated byphenyls; (iv) any hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, flammable material, radioactive material, pollutant or contaminant or words of similar meaning and regulatory effect under any applicable Environmental Laws; and (v) any other chemical, material, or substance exposure to which or whose discharge, emission, disposal or release is prohibited, limited, or regulated under any applicable Environmental Law. "Regulated Material" includes any mixture or solution of the foregoing, and all derivatives or synthetic substitutes of the foregoing.

"Representative"  -  shall  mean with  respect  to  a  particular
Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Seller  Representative" - means John McLinden, or any  successor
Seller Representative as elected by a majority vote of the Sellers.

"Subsidiary" - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax" - means any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any governmental authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

"Tax Return" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law relating to any Tax.

     12.02 For purposes of this Agreement, the following terms have the meanings specified or referred to in the Section of the Agreement as referenced below:


       Defined Term                        Location
       ------------                        --------
       Agreement                           Preamble
       Balance Sheet                       (section) 3.04
       Basket Cap                          (section) 9.04(c)
       Cash Amount                         (section) 1.02
       CERCLA                              (section) 3.15(e)
       Claims                              (section) 5.05(b)(8)
       Closing                             (section) 1.01
       Closing Date                        (section) 2.01
       Company                             Preamble
       Company Debt                        (section) 1.02
       Company Group                       (section) 3.27(b)
       Company Plan                        (section) 3.27(a)
       Damage Claim                        (section) 9.02(b)
       Damage Claim Notice                 (section) 9.02(b)
       Damages Floor                       (section) 9.04(b)
       Debt Adjustment                     (section) 2.01(b)
       Defined Benefit Plan                (section) 3.27(e)
       Disagreement Notice                 (section) 9.05(a)
       Effective Time                      (section) 2.01
       Election                            (section) 5.07(h)(i)
       Election Adjustment                 (section) 5.07(h)(v)
       Employees                           (section) 3.19
       Escrow Agreement                    (section) 6.01(n)
       FASB 5                              (section) 3.12

       Final Company Debt                  (section) 2.01(b)
       Final Damage Claim Date             (section) 9.03
       Financial Statements                (section) 3.04
       First Anniversary Pending Claims    (section) 9.04(c)
       Holdback Amount                     (section) 2.02(a)
       Indemnified Persons                 (section) 9.02(a)
       Interim Balance Sheet               (section) 3.04
       Material Contracts                  (section) 3.13
       Material Supplier/Customer          (section) 3.16
       Multiemployer Plan                  (section) 3.27(f)
       Noncompetition Agreement            (section) 6.01(l)
       Off balance sheet arrangements      (section) 3.05
       PCB Equipment                       (section) 3.15(g)
       Pending Matter                      (section) 9.04(e)
       Prior Ownership Period              (section) 5.07(f)
       Purchase Price                      (section) 1.02
       Qualified Plan                      (section) 3.27(d)
       Real Property                       (section) 3.22
       Receivable                          (section) 3.21
       Regulated Asbestos Containing
         Material                          (section) 3.15(g)
       Related Party                       (section) 3.25
       Release                             (section) 6.01(m)
       Second Year Cap                     (section) 9.04(c)
       Seller Damage Claim                 (section) 9.03(b)
       Seller Indemnified Person           (section) 9.03(a)
       Sellers                             Preamble
       Set-Off Demand                      (section) 9.05(a)
       Stock                               Recitals


                    [signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date hereof.

PURCHASER:                         COMPANY:

ENNIS, INC.,			CRABAR/GBF, INC.,
a Texas corporation   		an Illinois corporation



By: /s/ Keith S. Walters      	By:  /s/ Roger Brown
    ------------------------        ------------------------------
Name: Keith S. Walters          Name:  Roger Brown
Its:  Chairman, President	Title: President
      and CEO


                                  /s/ Laurence Ashkin
                                  --------------------------------
                                  Laurence Ashkin


                                  /s/ Roger Brown
                                  --------------------------------
                                  Roger Brown


                                  /s/ John McLinden
                                  --------------------------------
                                  John McLinden


                                  /s/ Arthur Slaven
                                  --------------------------------
                                  Arthur Slaven


                                  /s/ Laurence Ashkin
                                  --------------------------------
                                  Laurence Ashkin, as Trustee of
                                  the Nancy Smith Trust dated
		  		  June 8, 2003


                                  /s/ Laurence Ashkin
                                  --------------------------------
                                  Laurence Ashkin, as Trustee of
                                  the Evan Ashkin Trust dated
				  June 8, 2003


                                  /s/ Laurence Ashkin
                                  --------------------------------
                                  Laurence Ashkin, as Trustee of
                                  the Gary Ashkin Trust dated
				  June 9, 2003